Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay
Vice President, Financial Accounting Officer
Intermountain Community Bancorp
(509) 944-3888
carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB)
ANNOUNCES FIRST QUARTER EARNINGS
Sandpoint, Idaho, April 22, 2008 — Intermountain Community Bancorp (OTCBB — IMCB.OB), the holding company for Panhandle State Bank, the largest locally owned state bank in Idaho, announced first quarter 2008 earnings today. Net income was $1.7 million, down 21.0% from the $2.1 million reported for the quarter ended March 31, 2007. Earnings per fully diluted share decreased by 20.8% to $0.19 per share for the quarter ended March 31, 2008. The decline in earnings reflected slowing revenue growth and increased non-interest expenses related to higher employee benefits, credit and compliance costs. Both net interest income and non-interest income have been negatively impacted by deteriorating economic conditions, as asset growth has slowed and rapidly declining market interest rates have led to compression in the bank’s net interest margin. While overall staffing levels have decreased over last year, increased costs related to credit management, regulatory compliance requirements, and higher employee benefit costs have combined to create an increase in non-interest expenses.
Subsequent to the end of the first quarter, as part of its interest rate and investment program, the Company sold $32.0 million in investment securities, resulting in an after-tax gain on sale of investments of approximately $1.4 million. This will be reflected in second quarter 2008 income.

“We’re in the midst of one of the most difficult periods the banking sector has experienced over the past several decades,” noted Chief Executive Officer Curt Hecker, “and it’s not likely to improve in 2008. In this environment, our skilled community bankers are working proactively and carefully to provide sound banking advice and deliver quality solutions to improve the financial position of our clients. By focusing on the long-term financial health of our customers and communities, and refining our business processes to streamline delivery of quality solutions, we believe we can weather the current challenges and build a strong foundation for future growth,” he added.
First Quarter 2008 Notes
•	Net income for the quarter ended March 31, 2008 totaled $1.7 million

•	Net interest income increased 4.4% to $11.3 million compared to the same period last year

•	Total assets grew to $1.028 billion as of March 31, 2008, an increase of 9.2% over the same period last year

•	Net loans receivable increased to $748.3 million, up 9.2% over March 31, 2007, but down 1.1% from the December 31, 2007 balance

•	Deposits increased 1.7% over March 31, 2007 and were down 4.0% from December 31, 2007

•	Book value per share increased 2.6% to $11.14 per share, compared to the quarter ended March 31, 2007, primarily due to the retention of net income and the increase in the fair market value of the available-for-sale investment portfolio
Financial Summary:
Net income for the quarter ended March 31, 2008 totaled $1.7 million, a decrease of 21.0% over the same period in 2007. Return on average assets and return on average equity for the three months ended March 31, 2008 decreased to 0.64% and 7.3% compared to 0.92% and 10.7% for the same period one year ago. The decrease in both the return on average assets and the return on average equity resulted from the decrease in net income, as decreases in non interest income and increases in operating expenses offset increases in net interest income. In April 2008, the Company sold $32.0 million in investments resulting in an after-tax gain on sale of investments of approximately $1.4 million. This will be reflected in second quarter 2008 income.

Net interest income after provision for loan losses rose to $11.1 million for the quarter ended March 31, 2008, an improvement of $1.1 million, or 10.5% over the same period last year. The company continued to experience growth in earning assets while maintaining a net interest margin that compares favorably to its national peer group. However, the rapid and unexpectedly large drop in short-term market interest rates over the past eight months caused the net interest margin to decrease to 4.87% for the quarter ended March 31, 2008 compared to 5.24% for the quarter ended March 31, 2007.
The provision for losses on loans decreased to $258,000 for the quarter ended March 31, 2008 compared to a provision for losses on loans of $834,000 for the quarter ended March 31, 2007. The decrease is due primarily to the absence of any large credit write-downs during the quarter and a decrease in the loan portfolio since December 31, 2007. The loan loss allowance to total loans ratio was 1.57% at March 31, 2008, compared to 1.52% at March 31, 2007, and remains at a level higher than its national peer group. Management believes that the level of the loan loss allowance as of March 31, 2008 is adequate for the prevailing economic conditions and the balance and mix of the loan portfolio.
Non-interest income for the quarter ended March 31, 2008 decreased 8.6% or $263,000 over the quarter ended March 31, 2007. Fees and services charges improved 12.1% or $217,000 for the quarter, as debit card income and trust and investment income continued to increase. This increase was offset by a 44.0% drop in mortgage banking operations for the quarter ended March 31, 2008 over first quarter 2007, as mortgage originations declined significantly. Secured card contract income also dropped as a result of declining volumes. In April 2008, the Company sold $32.0 million in investments resulting in an after-tax gain on sale of investments of approximately $1.4 million. This will be reflected in second quarter 2008 income.
Non-interest expense for the quarter ended March 31, 2008 increased 16.4%, or $1.6 million compared to the quarter ended March 31, 2007. The rate of increase in salary expense has slowed to only 7.0% over the same period last year. Additional regulatory compliance and audit staff comprised approximately 25% of the overall salary increase, with merit and promotional increases generating much of the rest. Benefits expense rose significantly as a result of a large increase in medical and dental insurance premiums at the beginning of 2008. Occupancy expenses increased 18.7%, reflecting additional building expense from new branches opened in late 2006 and 2007, and additional computer hardware and software purchased to enhance security, compliance and business continuity. Other expenses increased $499,000 or 16.4% over the same period last year, driven by the reinstatement of FDIC insurance premiums and additional consulting expenses. The Company has engaged consulting assistance to improve its business processes and enhance efficiency, and expects to see the benefits of these efforts in future periods.
Earnings per share for the quarter ended March 31, 2008 totaled $0.20, and on a fully diluted basis, $0.19 per share. This compares to earnings per share of $0.26 and fully diluted earnings per share of $0.24 for the same time period last year.
As of March 31, 2008, assets totaled $1.02 billion, an increase of $86.0 million, or 9.2% over March 31, 2007 and a decrease of $31.0 million, or 3.0% over December 31, 2007. The decline in assets in the first quarter of 2008 reflects both seasonal factors and the effect of the softening national and regional real estate economy. Total deposits grew 1.7%, or $11.9 million over March 31, 2007 to a total of $727.1 million, and loans receivable increased $63.3 million or 9.2% over March 31, 2007. Strong market presence in the bank’s existing markets and increasing contributions from its new Spokane and southwest Idaho markets accounted for the growth in loans over the same period last year. Deposit growth slowed as a result of tougher economic conditions, a significant decrease in deposit rates over the past eight months, and the runoff of some higher rate deposits.
Reflective of the challenging economy, the Company’s overall credit quality worsened from the same period last year. Non-performing loans totaled $7.1 million or 0.95% of net loans as of March 31, 2008, compared to $1.8 million or 0.26% of net loans at March

31, 2007. Residential land and construction loans comprise the majority of the current total of non-performing loans, reflecting the current weakness in the housing market. The Company has evaluated and is carefully monitoring its exposure to these types of assets in the current challenging environment. Annualized net charge-offs to average net loans were 0.04% for the quarter ended March 31, 2008 compared to 0.06% for the quarter ended March 31, 2007.
Total equity increased to $92.3 million at March 31, 2008, a 14.1% increase over March 31, 2007. The increase in equity resulted from the retention of the bank’s net income and the increase in the market value of the available for sale investment portfolio. Book value per share at March 31, 2008 totaled $11.14 versus $10.86 at March 31, 2007.
“2008 continues to be a changing, and much more challenging economic environment for banks,” states Hecker. “It requires us to focus on the fundamentals of managing credit and continuing to build our customer and community relationships. Because of the experience, knowledge and commitment of our employees, we believe that IMCB is well-positioned to maintain this focus, while simultaneously enhancing business processes.”
Company Activities:
The Sandpoint Center, IMCB’s new corporate headquarters, is nearing completion. Administrative staff relocated to the building and it is anticipated that the bank and branch will move in second quarter 2008. The building is anticipated to be an economic and learning center for the community, with local professional firms occupying part of the space, and the rest devoted to meeting rooms, state-of-the-art learning facilities, a café and a green space atrium.
Key Financial Results ($ in thousands, except per share data):

	At March 31, (dollars in
	thousands,
	except per share data)
Balance Sheet	2008	2007	Actual Change	% Change
Loans Receivable, net	$748,349	$685,068	$63,281	9.24%

	At March 31, (dollars in
	thousands,
	except per share data)
Balance Sheet	2008	2007	Actual Change	% Change
Allowance for Loan Loss	11,942	10,568	1,374	13.00%
Goodwill, net	11,662	11,662	—	—
Other Intangible Assets, net	686	841	(155)	(18.43)%
Total Assets	1,017,701	931,667	86,034	9.23%
Total Deposits	727,148	715,287	11,861	1.66%
Shareholder’s Equity	92,282	80,864	11,418	14.12%
Book Value Per Share	$11.14	$10.86	$0.28	2.58%
Shares Outstanding at end of Period	8,283,176	7,443,140	840,036	11.29%

	Three Months Ended March 31,
Income Statement	2008	2007
Total Interest Income	$17,201	$17,056
Total Interest Expense	5,875	6,208
Provision for Losses on Loans	258	834
Net Interest Income After Provision	11,068	10,014
Total Other Income	2,778	3,041
Total Operating Expenses	11,259	9,677
Income Before Taxes	2,587	3,378
Income Tax Provision	933	1,285
Net Income	$1,654	$2,093
Basic Earnings Per Share	$0.20	$0.26
Diluted Earnings Per Share	$0.19	$0.24
Wtd-Avg Shares O/S Basic	8,271,104	8,161,310
Wtd-Avg Shares O/S Fully Diluted	8,564,618	8,615,307
Annualized Return on Assets	0.64%	0.92%
Annualized Return on Equity	7.3%	10.7%
Operating Efficiency Ratio	79.8%	69.7%
Net Interest Spread	4.84%	5.19%
Net Interest Margin	4.87%	5.24%
First-Quarter 2008 Earnings Conference Call
IMCB will provide a conference call the morning of April 23, 2008, at 10:00 a.m. (Pacific) to discuss the company’s fiscal year end 2007 and first quarter 2008 financial results. To listen to the conference call, callers should log onto the web at: http://www.snl.com/IRweblinkx/calendar.aspx?iid=1981077 at 10:00 a.m. (Pacific) on April 23, 2008 for the call in number and pass code.
The call will be available at the number listed on the website for approximately three business days and then archived on the Company’s web site at http://www.intermountainbank.com under Investor Relations.

About Intermountain Community Bancorp
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates a branch in downtown Spokane and a branch in Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.